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                                                                     Exhibit 2.3

                         FIRST AMENDMENT TO THE BY-LAWS

                                       OF

                      FUTUREONE, INC., A NEVADA CORPORATION



         Section 11 of Article III of the By-Laws of the Corporation be, and it hereby is amended as follows:

         Section 11. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the board.